Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

This RETIREMENT AND CONSULTING AGREEMENT (this “Agreement”) is entered into as of February 16, 2019, by and among Selim A. Bassoul, an individual (“Bassoul”),  The Middleby Corporation, a Delaware corporation (the “Company”), and Middleby Marshall Inc., a Delaware corporation, (“MMI,” together with Company and Bassoul, the “Parties”).

WHEREAS, Bassoul is employed by the Company and MMI pursuant to that certain Employment Agreement, dated as of January 25, 2013, by and between Bassoul, the Company, and MMI, as amended on February 19, 2018 (the “Employment Agreement”);

WHEREAS, Bassoul has expressed to the Company and MMI and their respective Board of Directors (the “Board”) that Bassoul intends to retire from his positions as President and Chief Executive Officer, and Chairman of the Board, of the Company and MMI;

WHEREAS, the Parties have mutually agreed to provide for Bassoul’s termination of employment with the Company and MMI by reason of his retirement on February 16, 2019 (the “Separation Date”), upon the terms and conditions set forth herein;

WHEREAS, the Company desires to engage the services of Bassoul as a consultant following the termination of his employment with the Company and MMI, and Bassoul desires to accept such engagement, upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.                                      Retirement; Resignation; Termination of Employment Agreement.

(a)                                 Effective as of the Separation Date, Bassoul’s employment with the Company and MMI and their respective affiliates (collectively, the “Company Group”) shall terminate due to Bassoul’s retirement and Bassoul shall resign as President and Chief Executive Officer, and Chairman of the Board, of the Company and MMI, and from all other positions with the Company Group, whether as an officer, director, employee, consultant, agent or otherwise, except as provided in Section 5 of this Agreement.  Bassoul hereby agrees that he will execute any and all documents necessary to effect such resignations.

(b)                                 The Parties hereby acknowledge and agree that the circumstances of Bassoul’s termination of employment due to retirement shall neither constitute a termination without Cause (as defined in the Employment Agreement) nor entitle Bassoul to any severance payments from the Company Group pursuant to the Employment Agreement (including under Section 5(a) and 5(b) thereof) or otherwise.

(c)                                  For a period of three (3) months following the Separation Date, the Company shall provide an automated response to any email addressed to Bassoul at the Company stating as follows:  “I have retired from the Company effective February 16, 2019.  I can now be reached by email at the following address [   ].”

(d)                                 Exhibit A sets forth the content of the press release communicating Bassoul’s retirement from the Company.  The parties agree that any subsequent communications issued by the Company or made by Bassoul in respect thereof shall be consistent with Exhibit A, unless otherwise required by law.

2.                                      Compensation Through Separation Date.

(a)                                 The Company shall pay Bassoul by the Separation Date the aggregate amount of Bassoul’s earned but unpaid base salary and incurred but unreimbursed expenses, in each case, through the Separation Date, less applicable taxes and withholding.

(b)                                 The Company represents that the Compensation Committee of the Company’s Board of Directors has determined that the applicable performance goals under the Value Creation Incentive Plan (“VCIP”) for the fiscal year ending December 29, 2018, were not achieved and that none of the executives covered under the VCIP shall be entitled to receive any amounts under the VCIP for the 2018 fiscal year.  As a consequence, the Parties acknowledge and agree that Bassoul shall not be entitled to any payment in respect of the incentive compensation under the VCIP for the 2018 fiscal year.

(c)                                  Bassoul hereby acknowledges and agrees that all shares of restricted performance stock that were granted to Bassoul pursuant to the Restricted Stock Performance Agreement, dated as of July 16, 2018, between the Company and Bassoul (the “Restricted Performance Stock Agreement”), and the Middleby Corporation 2011 Long-Term Incentive Plan, shall be automatically forfeited as of the Separation Date, and any rights or interests of Bassoul in such restricted performance stock shall lapse and expire, as a result of the determination by the Compensation Committee of the Company’s Board of Directors that the applicable performance goals were not achieved for the performance period commencing on December 31, 2017 and ending on December 29, 2018, pursuant to the terms of the Restricted Performance Stock Agreement.

3.                                      Retirement Benefits.

(a)                                 The Company shall provide Bassoul (or Bassoul’s designated beneficiary, or, in the absence of such designation, to his estate, in the event of Bassoul’s death prior to attaining the age of 75 years) with the supplemental retirement benefit pursuant to Section 6 of the Employment Agreement which shall be calculated based on Bassoul’s age as of the Separation Date, and in accordance with Exhibit A attached to the Employment Agreement, and shall be payable pursuant to the terms and conditions set forth in Section 6 of the Employment Agreement.  The Parties acknowledge and agree that the Company’s obligation to provide Bassoul with such supplemental retirement benefit shall survive the termination of the Employment Agreement.

(b)                                 Pursuant to Section 5(c) of the Employment Agreement, the Company and MMI shall provide Bassoul with continued worldwide participation by Bassoul, and any of his dependents who were participating immediately before the Separation Date, in all health and medical plans and programs which the Company and MMI maintain for its senior executives and their dependents, under the same terms and conditions, until the later of the death of Bassoul or

Bassoul’s surviving spouse to whom he was married as of the Separation Date, provided, that such participation is permitted in the plans and programs of the Company and MMI, subject to such other terms, conditions and limitations as set forth in Section 5(c) of the Employment Agreement, the terms of which are incorporated herein by reference.  In the event that Bassoul becomes employed by any person and becomes eligible for health and medical benefits under such employer’s health plan, Bassoul hereby acknowledges and agrees to report such eligibility for coverage to the Company as soon as possible following the date of such event whereupon the Company and MMI shall be relieved to provide such continued health and medical benefits during the period of such employment and to the extent of the benefits for which Bassoul and his dependents are eligible under such employer’s plan pursuant to Section 5(c) of the Employment Agreement.  The Parties acknowledge and agree that the Company’s obligation to provide Bassoul (and his eligible dependents) with such continued health and medical benefits shall survive the termination of the Employment Agreement.

4.                                      Severance and Consultancy Payments.

(a)                                 Subject to Bassoul’s execution and non-revocation of the general release, substantially in the form attached hereto as Exhibit B (the “Release”) within 60 days following the Separation Date and continued compliance with the restrictive covenants set forth in Section 7 of this Agreement, during the Consulting Period (as defined below), the Company shall pay Bassoul a cash consulting fee in an aggregate amount equal to $10,000,000 in respect of the Services (as defined below), payable as follows: (i) $8,000,000 shall be paid in a lump-sum within 5 business days following the date on which the Release becomes irrevocable and (ii) the remaining $2,000,000 shall be paid in substantially equal monthly installments during the Consulting Period, with the first installment to be paid within 5 business days following the date on which the Release becomes irrevocable (and shall include all installments that would otherwise have been paid prior to such date).  Notwithstanding the foregoing, Bassoul shall be entitled to the payments and benefits provided in Sections 2 and 3 of this Agreement regardless of whether the Release becomes irrevocable.

(b)                                 Subject to Bassoul’s execution and non-revocation of this Agreement, including Section 6, “Bassoul’s Release,” and the Company’s receipt of a W-9 from Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), Bassoul shall be entitled to $25,000, payable to Paul Weiss within five (5) business days of the Separation Date.

5.                                      Consultancy.

(a)                                 During the period commencing on the Separation Date and ending on the second anniversary thereof (the “Consulting Period”), Bassoul shall be available for up to 25 hours per month (and any unused hours shall not rollover to the next month) to provide services as a consultant to provide transition services and assistance in effectuating a transition of Bassoul’s duties and responsibilities to the successor chief executive officer of the Company and MMI, and such other advisory services to the Board, as reasonably requested by the Board (the “Services”).  Bassoul shall report directly to the Board during the Consulting Period.

(b)                                 During the Consulting Period, the Company shall pay or reimburse Bassoul for reasonable out-of-pocket expenses incurred in connection with Bassoul’s performance of the

Services in accordance with the Company’s policies; provided, that (i) in no event shall reimbursement occur later than the last day of the calendar year following the calendar year in which the related expense was incurred, and (ii) no amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

(c)                                  During the Consulting Period, the Company and Bassoul agree as follows:

(i)                                     Bassoul and the Company understand and acknowledge that Bassoul’s relationship with the Company Group shall solely be that of an independent contractor and nothing in this Agreement creates a partnership, joint venture or any employer-employee relationship between Bassoul, on the one hand, and any member of the Company Group, on the other hand.

(ii)                                  Bassoul acknowledges and agrees that Bassoul shall not be eligible to participate in and waives any claims he may have to any type of benefits offered to employees of the Company Group (other than those to which he might be entitled as a former employee of the Company and those set forth in Section 3 of this Agreement).

(iii)                               Bassoul shall solely determine, and the Company shall not direct, the means, manner and method by which Bassoul shall perform the Services, the times at which the Services shall be performed and the sequence of performance of the Services; provided that such Services must be within the deadlines and other parameters reasonably established by the Company.

(iv)                              Bassoul shall not be an agent of any member of the Company Group and shall have no authority to make any statement, representation, or commitment of any kind or to take any action binding upon the Company Group without the Company’s prior written authorization and shall have no management authority with respect to the Company Group.

6.                                      Bassoul’s Release.

(a)                                 Bassoul, on behalf of himself, his heirs, executors, administrators, representative, executors, successors, assigns, and all other persons claiming through Bassoul (collectively, “Releasers”), does hereby voluntarily, knowingly, and willingly release, waive and forever discharge the Company and MMI, together with each of their respective past, present and future owners, parents, subsidiaries and affiliates, together with each of their current, former and future agents, directors, partners, officers, employees, members, trustees, stockholders, investors, joint ventures, attorneys and representatives, and any of their respective subsidiaries, affiliates, estates, predecessors, successors and assigns, both individually and in their official capacities (each, individually, a “Releasee” and collectively, the “Releasees”) from, and does fully waive any obligations of any of the Releasees to Releasers for, any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, actions, costs, losses, debts, demands, damages, remuneration, sums of money, suits, covenants, contracts, accounts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, contingent or absolute (collectively, “Claims”), which Bassoul or any other Releaser ever had, now has or may hereafter claim to have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, act, omission, fact, cause or thing whatsoever against the Company or MMI or any of the other Releasees: (i) arising from the beginning of time to the date Bassoul executes, including but not limited to, (A) any such Claims relating in any way to Bassoul’s employment with the Company and MMI or any other Releasee, and (B) any such Claims arising under any federal, state, or local statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Worker Adjustment and Retraining Notification Act of 1989, the Illinois Human Rights Act, the Right to Privacy in the Workplace Act, the Illinois Health and Safety Act, the Illinois Worker Adjustment and Retraining Notification Act, and the Illinois Equal Pay Act, each as amended and including each of their respective implementing regulations and/or any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived or released; (ii) arising out of or relating to the termination of Bassoul’s employment; or (iii) arising out of relating to any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Company, MMI, or any other Releasee and Bassoul; provided that this release shall not release the Company or MMI from its obligations under this Agreement, nor shall it release Bassoul’s rights as a shareholder of the Company or MMI, or any Claim which, as a matter of law, may not be released, such as the right to make a claim for unemployment or worker’s compensation benefits.

(b)                                 As of the date of this Agreement, the Company’s Board of Directors, Chief Financial Officer and Treasurer do not have actual knowledge of any events or circumstances that would give rise to any claim by the Company against Bassoul under any applicable Company plan, policy or arrangement, or under any federal, state, local or other applicable law.

(c)                                  Bassoul acknowledges that the Company and MMI has advised Bassoul to consult with an attorney of Bassoul’s choosing before executing the general release contained in this section 6 (the “General Release”).  Bassoul represents that Bassoul reviewed this General Release with an attorney of Bassoul’s choosing. Bassoul also agrees and acknowledges that Bassoul is receiving benefits and payments to which Bassoul would not otherwise be entitled unless Bassoul signs this General Release, that Bassoul read the General Release in its entirety and understands the General Release, and that Bassoul has entered into this General Release freely, knowingly and voluntarily.

7.                                      Restrictive Covenants. Bassoul acknowledges and agrees that he has obtained extensive and valuable knowledge and information concerning the Company Group’s business (including confidential information relating to the Company Group’s operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects).  Bassoul further acknowledges and agrees that, during the Consulting Period, it would be virtually impossible for Bassoul to work as an employee, consultant or advisor in any business in which the Company Group engages, including the commercial cooking, industrial baking and processing and residential appliances industries, without inevitably disclosing confidential and proprietary information belonging to the Company Group or causing the Company Group to be irreparably harmed.  Accordingly, consistent with Bassoul’s duty of loyalty and the obligation not to take actions contrary to the interests of the Company Group, and in exchange for the payments provided herein, Bassoul further agrees to be bound by the covenants and restrictions set forth in this Section 7.

(a)                                 Duty of Loyalty/Non-Competition/Authorization To Work During Consulting Period.  During the Consulting Period, except with the written advance approval of the Company’s Board of Directors, Bassoul will not, directly or indirectly, provide services or otherwise participate in any business, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, holder of any financial interest, lender, corporate officer or director, on behalf of any corporation, limited liability company, partnership, or other entity or person or successor thereto that (i) is engaged in any business in which the Company Group is engaged during the Consulting Period, whether in the commercial cooking, industrial baking and processing and residential appliances industries or otherwise, anywhere in the world where the Company Group conducts business (the “Company Group Business”), (ii) produces, markets, distributes or sells any products, directly or indirectly through intermediaries, that are competitive with any products of any member of the Company Group anywhere in the world where the Company Group conducts the Company Group Business, or (iii) is a customer or supplier of the Company.

During the Consulting Period, Bassoul shall notify the Company’s Board of Directors, and the Company’s Board of Directors shall take reasonable steps to keep such information confidential, prior to accepting any employment, consulting, contracting or other agreement to provide services with any person or entity, regardless of whether such person or entity is engaged in, competes with or is a customer or supplier of the Company Group Business or any member of the Company Group.

(b)                                 Non-Solicitation/Non-Interference.  During the Consulting Period, Bassoul shall not, except with the written advance approval of the Company’s Board of Directors, directly or indirectly, individually or on behalf of any other persons or entities: (i) encourage, induce, attempt to induce, recruit, attempt to recruit, solicit or attempt to solicit for employment or engagement anyone who is, or during the previous six (6) months preceding Bassoul’s termination from employment was employed by any member of the Company Group; (ii) solicit, or interfere or attempt to interfere with the relationship or prospective relationship of any member of the Company Group with, any present or potential client, customer, joint venture partner, or financial backer of the Company Group.  Notwithstanding the foregoing, nothing in this Section 7(b) shall prohibit Bassoul from (i) soliciting or hiring any individual who served at any time during Bassoul’s employment term as Bassoul’s personal secretary or assistant, (ii) serving solely as a reference for any employee of the Company as long as in serving as such reference Bassoul does not take any actions that encourage such employee to terminate the employee’s employment with the Company; or (iii) hiring any individual who responds to an advertisement or general solicitation for employment that was not specifically directed as such individual.

(c)                                  Non-Disclosure.  Bassoul acknowledges and agrees that Bassoul shall not disclose or use for any purpose, during any period of employment or engagement with the Company and

MMI and anytime thereafter, any confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes regarding the Company Group or its agents or consultants, or used presently or at any time in the future in the course of its or their business that is not otherwise part of the public domain (collectively, the “Confidential Information”).  All such Confidential Information is considered secret and was made available to Bassoul in confidence.  Bassoul shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Information, unless such Confidential Information ceases (through no fault of Bassoul’s) to be confidential because it has become part of the public domain or he is otherwise obligated to disclose such information by the lawful order of any competent jurisdiction.  All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Information or otherwise to the business of the Company Group, which Bassoul prepares, uses or encounters, shall be and remain the sole and exclusive property of the Company Group and shall be included in the Confidential Information.

(d)                                 Non-Disparagement.  Bassoul will not make any statement, negative, derogatory, defamatory, or otherwise, written or oral, that disparages any member of the Company Group, or any of the Company Group’s products, services, policies, business practices, employees, executives, officers, or directors, past, present or future.

(e)                                  Non-Cooperation.  Bassoul agrees that Bassoul will not voluntarily counsel, assist, participate in, or encourage any persons, other than any governmental entity, legislative body, or self-regulatory organization, in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company Group without first providing written notice to the Company’s Board of Directors at The Middleby Corporation, 1400 Toastmaster Drive, Elgin, Illinois, 60603.

8.                                      Permitted Disclosures.

(a)                                 Pursuant to 18 U.S.C. § 1833(b), Bassoul understands that Bassoul will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company Group that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Bassoul’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Bassoul understands that if Bassoul files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Bassoul may disclose the trade secret to Bassoul’s attorney and use the trade secret information in the court proceeding if Bassoul (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Bassoul has with the Company Group, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(b)                                 Nothing in this Agreement or any other agreement that Bassoul has with Company shall prohibit or restrict Bassoul from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company Group.

(c)                                  Notwithstanding the foregoing, nothing in this Agreement shall preclude Bassoul or Company from (i) making truthful and accurate statements or disclosures that are required by applicable law or legal process; or (ii) exercising protected rights to the extent that such rights, by law, cannot be waived by agreement.

9.                                      Cooperation.  For the 4 year period following the Separation Date, Bassoul agrees that he will assist and cooperate with the Company and MMI in connection with any investigation, proceeding, dispute, or claim that may be made against, by, or with respect to the Company or MMI, or in connection with any ongoing or future investigation, proceeding, dispute, or claim of any kind involving the Company or MMI, including in connection with the Viking litigation or any other proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency (including, but not limited to, making himself available upon reasonable notice for factual interviews, preparation for testimony, providing affidavits, and similar activities), the extent such claims, investigations, or proceedings relate to pertinent knowledge possessed by you.

10.                               Survival of Certain Employment Agreement Provisions.  As of the Separation Date, the Employment Agreement shall automatically terminate and be of no further force and effect, and neither the Company or MMI nor Bassoul shall have any further obligations thereunder, except with respect to Section 5(c) (Continued Health and Medical Benefits), Section 5(g) (Tax Matters), Section 6 (Retirement Benefits), including Exhibit A attached thereto, Section 7 (Payments/Withholding), Section 8 (Successors), Section 9 (Notices), Section 10 (Modifications and Waivers), Section 12 (Governing Law), Section 13 (Invalidity), Section 14 (Headings), Section 15 (Joint and Several), Section 17 (Section 409A) and Section 18 (Indemnification) of the Employment Agreement, which are hereby incorporated by reference as terms of this Agreement.

11.                               Return of Company Property.  As of the Separation Date, Bassoul shall (i) destroy, delete, or return to the Company, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) that are in Bassoul’s possession or control (including any of the foregoing stored or located in Bassoul’s office, home, laptop, other computer, whether or not Company property or any cloud storage service) that contain Confidential Information (as defined in Section 7(c) of this Agreement) and (ii) return to the Company all property of the Company Group in his possession, including, without limitation, keys, credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant devices, manuals, books, notebooks, financial statements, reports and other documents provided by the Company Group; provided, however, that the Company-provided laptop and phone shall be returned to Bassoul after the Company Group has removed all Confidential Information; provided further that Bassoul may purchase the Company-provided Range Rover and Ford Explorer from the Company at book value, in which case Bassoul is not required to return the vehicles to the Company.  Bassoul represents and warrants to the Company that he has not retained any copies of any Confidential Information (whether in electronic format, as email files or otherwise).  Notwithstanding the foregoing, Bassoul will be permitted to remove his personal effects from the Company’s premises.  Bassoul will further be permitted to retain a copy of his contact lists and personal emails maintained in any physical form or on any Company computer or server, provided, however, that copies will be identified and provided to Bassoul in accordance with the Company’s historic process in similar circumstances.

12.                               Remedies.  Bassoul acknowledges and agrees that (i) Bassoul has knowledge of Confidential Information, (ii) each of the covenants and agreements made by Bassoul herein are of substantial value to the Company Group and (iii) that a breach of any of those covenants and agreements would cause irreparable harm to the Company Group, for which the Company Group would have no adequate remedy at law.  Therefore, in addition to any other remedies that may be available to the Company Group under this Agreement or otherwise, the Company Group shall be entitled to obtain temporary restraining orders, preliminary and permanent injunctions and/or other equitable relief (including from any court of competent jurisdiction) to specifically enforce Bassoul’s duties and obligations under this Agreement, or to enjoin any breach of this Agreement, or to restrain Bassoul from engaging in any conduct that would constitute a breach of this Agreement.  Nothing herein contained shall be construed as prohibiting the Company Group from pursuing any other remedies available to the Company Group for such breach or threatened breach, including, without limitation, the recovery of monetary damages from Bassoul.

13.                               Reasonableness and Enforceability of Covenants and Agreements.  The Parties expressly agree that the character, duration and geographical scope of the covenants in this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed, including, but not limited to, Bassoul’s position of confidence and trust as a President and Chief Executive Officer of the Company Group prior to his resignation and consultant following his resignation.  Bassoul acknowledges and agrees that the restrictive covenants and other agreements by Bassoul hereunder are critical to protecting the goodwill related to the operations of the Company Group’s business.  Bassoul represents and warrants that Bassoul’s expertise and capabilities are such that Bassoul’s obligations under this Agreement (and the enforcement thereof by injunction or otherwise) will not prevent Bassoul from earning a livelihood.  Moreover, if any court of competent jurisdiction determines in a final judgment or any arbitration award declares that any of the covenants and agreements contained herein, or any part thereof, is invalid or unenforceable because of the character, duration or geographic scope of such provision, the parties agree that such court or arbitrator(s) shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable to the maximum extent permitted by applicable law as so modified after the expiration of the time within which the judgment or arbitration award may be appealed.

14.                               Taxes and Withholdings.  The Company shall be entitled to withhold from any payment due to Bassoul under this Agreement any amounts required or authorized to be withheld or deducted by law, including applicable federal, state and local taxes.

15.                               Entire Agreement.  This Agreement, including the attached exhibits, contains the sole and entire agreement and understanding of the Parties with respect to the entire subject matter of this

Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

16.                               Assignment.  No party may assign its rights or obligations under this Agreement, and any attempted or purported assignment or any delegation of any party’s duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations under this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

17.                               Waiver and Amendment.  This Agreement may be amended only by a written agreement executed by all of the Parties.  Any agreement on the part of a party hereto to any waiver of a provision herein shall be valid only if set forth in writing in an instrument signed by or on behalf of such party.  The waiver by any party hereto of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

18.                               Choice of Law.  This Agreement shall be deemed to have been executed and delivered within the State of Illinois, and the rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Illinois without regard to principles of conflict of laws.

19.                               Severability.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

20.                               Captions.  The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

21.                               Judicial Interpretation.  Should any provision of this Agreement require judicial interpretation, it is agreed that a court or other tribunal interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all Parties have participated in the preparation of this Agreement.

22.                               No Third Party Beneficiaries.  Except as expressly provided in this Agreement, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

23.                               Voluntary Agreement.  BASSOUL ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS.  BASSOUL FURTHER ACKNOWLEDGES THAT HE HAS SIGNED THIS AGREEMENT AS HIS OWN AND VOLUNTARY ACT, THAT HE ACKNOWLEDGES THAT THIS IS AN IMPORTANT AND BINDING LEGAL CONTRACT THAT HAS BEEN REVIEWED BY COUNSEL OF

BASSOUL’S CHOICE, AND THAT THIS AGREEMENT HAS BEEN FREELY AND FAIRLY NEGOTIATED BY THE PARTIES.

24.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

25.          Arbitration.  Subject to each party’s right to seek an injunction in aid of arbitration, to compel arbitration or pursuant to Section 12, any controversy, claim or dispute between the parties relating to Bassoul’s employment or termination of employment, whether or not the controversy, claim or dispute arises under this Agreement, shall be resolved by arbitration in Chicago, Illinois, in accordance with the Employment Arbitration Rules and Mediation Procedures (“Rules”) of the American Arbitration Association through a single arbitrator selected in accordance with the Rules. The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law. The fact that there is a dispute between the parties that is the subject of an arbitration and any facts relating thereto shall be confidential to the same extent. Any award entered by the arbitrator shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.  Each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including reasonable attorneys’ fees and expenses) and shall share the fees of the arbitrator, equally.

[Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereby execute this Agreement as of the date set forth below.

BASSOUL

DATED: February 16, 2019	/s/ Selim A. Bassoul
Selim A. Bassoul

THE MIDDLEBY CORPORATION

DATED: February 16, 2019	By:	/s/ Timothy J. FitzGerald
	Name:	Timothy J. FitzGerald
	Title:	Vice President and Chief Financial Officer

MIDDLEBY MARSHALL INC.

DATED: February 16, 2019	By:	/s/ Timothy J. FitzGerald
	Name:	Timothy J. FitzGerald
	Title:	Vice President and Chief Financial Officer

[Signature Page to Retirement and Consulting Agreement]

EXHIBIT A

[PRESS RELEASE]

A-1

Exhibit B

GENERAL RELEASE

This GENERAL RELEASE (this “General Release”) is entered into as of February 16, 2019, by and among Selim A. Bassoul, an individual (“Bassoul”),  The Middleby Corporation, a Delaware corporation (the “Company”), and Middleby Marshall Inc., a Delaware corporation, (“MMI,” together with Company and Bassoul, the “Parties”).

1.                                      General Release.  Bassoul, on behalf of himself, his heirs, executors, administrators, representative, executors, successors, assigns, and all other persons claiming through Bassoul (collectively, “Releasers”), does hereby voluntarily, knowingly, and willingly release, waive and forever discharge the Company and MMI, together with each of their respective past, present and future owners, parents, subsidiaries and affiliates, together with each of their current, former and future agents, directors, partners, officers, employees, members, trustees, stockholders, investors, joint ventures, attorneys and representatives, and any of their respective subsidiaries, affiliates, estates, predecessors, successors and assigns, both individually and in their official capacities (each, individually, a “Releasee” and collectively, the “Releasees”) from, and does fully waive any obligations of any of the Releasees to Releasers for, any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, actions, costs, losses, debts, demands, damages, remuneration, sums of money, suits, covenants, contracts, accounts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, contingent or absolute (collectively, “Claims”), which Bassoul or any other Releaser ever had, now has or may hereafter claim to have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, act, omission, fact, cause or thing whatsoever against the Company or MMI or any of the other Releasees: (i) arising from the beginning of time to the date Bassoul executes, including but not limited to, (A) any such Claims relating in any way to Bassoul’s employment with the Company and MMI or any other Releasee, and (B) any such Claims arising under any federal, state, or local statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (as amended by the Older Workers Benefit Protection Act), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Worker Adjustment and Retraining Notification Act of 1989, the Illinois Human Rights Act, the Right to Privacy in the Workplace Act, the Illinois Health and Safety Act, the Illinois Worker Adjustment and Retraining Notification Act, and the Illinois Equal Pay Act, each as amended and including each of their respective implementing regulations and/or any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived or released; (ii) arising out of or relating to the termination of Bassoul’s employment; or (iii) arising out of relating to any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Company, MMI, or any other Releasee and Bassoul (including the Retirement and Consulting Agreement by and among the Company, MMI, and Bassoul, dated as of February 16, 2019 (the “Agreement”)).

a.              Notwithstanding anything herein to the contrary, Releasers do not release, and this release and waiver does not apply to and shall not be construed to apply to: (i) any obligations under the Agreement, (ii) any rights as a shareholder of the Company or MMI, (iii) rights under this General Release, or (iv) any Claim which, as a matter of law, may not be released, such as the right to make a claim for unemployment or worker’s compensation benefits.

b.              Bassoul acknowledges and agrees the execution of this General Release is a condition precedent to Bassoul’s receipt of certain payments upon retirement as set forth in Section 4 of the Agreement.  Bassoul further acknowledges and agrees that, other than the payments set forth in the Agreement, Bassoul has received all payments and benefits to which he is entitled from the Company or MMI, and that he is not entitled to any other compensation, benefits, or payments from the Company, MMI, or any other Releassee.  Bassoul agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, MMI, or any other Releasee or Bassoul of any improper or unlawful conduct.

2.                                      Consideration and Revocation.

a.              Bassoul acknowledges that the Company and MMI has advised Bassoul to consult with an attorney of Bassoul’s choosing before executing this General Release.  Bassoul represents that Bassoul reviewed this General Release with an attorney of Bassoul’s choosing. Bassoul also agrees and acknowledges that Bassoul is receiving benefits and payments to which Bassoul would not otherwise be entitled unless Bassoul signs this General Release, that Bassoul read the General Release in its entirety and understands the General Release, and that Bassoul has entered into this General Release freely, knowingly and voluntarily.

b.              Bassoul has twenty-one (21) calendar days to consider this General Release.  Bassoul may sign and return this General Release before the expiration of the twenty-one (21) calendar day period; provided, however, that Bassoul may not execute this release prior to the Separation Date.  Once signed, Bassoul will have seven (7) additional calendar days from the date that Bassoul signs this General Release to revoke Bassoul’s consent.  Such revocation must be in writing and must be addressed and delivered (by hand or overnight courier) to the Company’s Board of Directors at The Middleby Corporation, 1400 Toastmaster Drive, Elgin, Illinois, 60603.  If no such revocation occurs, this General Release shall become effective on the eighth (8th) day following Bassoul’s execution of this General Release (the “Release Effective Date”).

c.               If Bassoul revokes his consent within such seven (7) calendar day period, this General Release shall be of no force or effect and Bassoul shall have no right to the payments set forth in Section 4 of the Agreement.

3.                                      No Waiver.  The failure of any of the parties to insist, in one or more instances, upon strict performance of any of the terms or conditions of this General Release shall not be construed to constitute a waiver or relinquishment of any right granted under this General Release or of the future performance of any such term, covenant, or condition, and the obligations of the appropriate party with respect to any such term or condition shall continue in full force and effect. This General Release, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this General Release because that party drafted or caused that party’s legal representatives to draft any of its provisions.

4.                                      Miscellaneous.  This General Release, together with the Agreement, sets forth the entire agreement and understanding between Bassoul and the Company and MMI, and merges and supersedes any and all prior agreements, representations, discussions, and understandings of every kind and nature, written and oral, between Bassoul and the Company and MMI concerning the subject matter hereof.  Bassoul represents that, in executing this General Release, he has not relied upon any representation or statement made by the Company or MMI other than those set forth herein, with regard to the subject matter, basis or effect of this General Release or otherwise.  This General Release may not be altered or modified other than in a writing signed by Bassoul and authorized representatives of the Company and MMI, and shall be governed by and construed and enforced in accordance with the laws of the State of Illinois, without reference to its conflict of law rules.  This General Release is personal to Bassoul and may not be assigned by Bassoul.  This General Release may be assigned by the Company and MMI to their respective successors and shall be binding upon the successors and assigns of the Company and MMI.

Agreed to and Accepted:

BASSOUL

DATED: February 16, 2019	/s/ Selim A. Bassoul
Selim A. Bassoul

THE MIDDLEBY CORPORATION

DATED: February 16, 2019	By:	/s/ Timothy J. FitzGerald
	Name:	Timothy J. FitzGerald
	Title:	Vice President and Chief Financial Officer

MIDDLEBY MARSHALL INC.

DATED: February 16, 2019	By:	/s/ Timothy J. FitzGerald
	Name:	Timothy J. FitzGerald
	Title:	Vice President and Chief Financial Officer